[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.1

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is entered into as of May 15, 2021 (the “Effective Date”) by and between:

Milestone Pharmaceuticals, Inc., a Quebec corporation with a place of business at 1111 Dr.-Frederik-Philips Blvd., Ste. 420, Montreal, (Quebec), H4M 2X6 Canada (“MIST”), and

Ji Xing Pharmaceuticals Limited, a limited liability company organized and existing under the laws of Hong Kong, with a business address located at Room 1902, 19/F, Lee Garden One, 33 Hysan Avenue, causeway Bay, Hong Kong Special Administrative Region (“Ji Xing”).

MIST and Ji Xing are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, MIST, a biopharmaceutical company, is developing etripamil, a novel calcium channel blocker in the form of a nasal spray, for the acute treatment of patients with Paroxysmal Supraventricular Tachycardia and other episodic cardiovascular conditions;

Whereas, Ji Xing is a pharmaceutical company organized to develop and commercialize pharmaceutical products in the greater China region; and

Whereas, Ji Xing wishes to obtain an exclusive license from MIST to develop, import and commercialize such product in the Territory, and MIST is willing to grant such a license and to supply such product to Ji Xing for development and commercial use in the Territory, all in accordance with the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1“Active Ingredient” means any clinically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).
1.2“Affiliate” means, with respect to a Party, any person or entity that directly or indirectly controls, is controlled by or is under common control with such Party.  As used in this definition, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of fifty percent (50%) or more of the outstanding voting securities thereof or, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint fifty percent (50%) or more of the members of the governing body of the party.  Notwithstanding the foregoing or any provision to the contrary set forth in this Agreement, Affiliates of Ji Xing will exclude [*].
1.3“Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.
1.4“Arising Product IP” means [*].
1.5“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Francisco, U.S. or Beijing, China are authorized or obligated to close.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
1.6“Calendar Quarter” means the period commencing on January 1 of each Calendar Year and ending on March 31 of the same Calendar Year, the period commencing on April 1 of each Calendar Year and ending on June 30 of the same Calendar Year, the period commencing on July 1 of each Calendar Year and ending on September 30 of the same Calendar Year and the period commencing on October 1 of each Calendar year and ending on December 31 of the same Calendar Year, as the context shall require.
1.7“Calendar Year” means each twelve (12) month period commencing on January 1 and ending on December 31.
1.8“cGMP” means, in respect of MIST’s obligations under this Agreement, all applicable current Good Manufacturing Practices as set forth in 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, and in respect of Ji Xing’s obligations under this Agreement, the equivalent Applicable Laws in any relevant country or region in the Territory, each as may be amended and applicable from time to time.
1.9“Change of Control” means, with respect to a Party, (a) a merger, reorganization, consolidation or other transaction involving such Party and any entity that is not an Affiliate of such Party as of the Effective Date, which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or other transaction, or (b) any entity that is not an Affiliate of such Party as of the Effective Date becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party, or (c) any entity that is not an Affiliate of such Party as of the Effective Date acquiring the power (whether through ownership interest, contractual right, or otherwise, including the result of any government action) to direct or cause the direction of the management and policies of such Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.10“Clinical Trial” means any clinical testing of the Product in human subjects.
1.11“CMO” means any Third Party contract manufacturing organization.
1.12“Commercialization” or “Commercialize” means all activities directed to commercializing, promoting, selling, offering for sale and related importing and exporting activities, but excluding Manufacturing.
1.13“Committee” means the JSC, JDC, JCC or any subcommittee established by the JSC, as applicable.
1.14“Compound” means MIST’s proprietary calcium channel blocker known as etripamil, having chemical structure set forth in Exhibit A attached hereto, and including any [*].
1.15“Confidential Information” of a Party means all Know-How, unpublished patent applications and other proprietary and confidential information and data of a financial, commercial, business, scientific or technical nature of such Party that is (a) disclosed by or on behalf of such Party or any of its Affiliates or agents, or is otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form; or (b) learned by the other Party or come to the attention of the other Party in connection with the performance of this Agreement by either Party.
1.16“Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise) to grant to the other Party a license, sublicense, access or other right (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.
1.17“Development” or “Develop” means all development activities to obtain and maintain Regulatory Approval for the Product, including all pre-clinical studies and Clinical Trials of the Product, distribution of Product for use in Clinical Trials (including placebos and comparators), statistical analyses, the preparation of regulatory filings and all regulatory affairs related to any of the foregoing, but excluding Manufacturing.
1.18“Diligent Efforts” means [*].
1.19“Device” means any device for the delivery of the Compound by nasal spray, including the device as set forth in Exhibit A.
1.20“Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.
1.21“FDA” means the U.S. Food and Drug Administration or its successor.
1.22“Field” means all prophylactic and therapeutic uses in humans.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.23“First Commercial Sale” means, with respect to a Product in any country or jurisdiction, the first sale of such Product to a Third Party for distribution, use or consumption in such country or jurisdiction after the Regulatory Approvals have been obtained for such Product in such country or jurisdiction.  For clarity, First Commercial Sale shall not include any sale or transfer of the Product prior to receipt of Regulatory Approval, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales.”
1.24“GAAP” means, with respect to a person or entity’s accounting standard in a country or jurisdiction, (a) if in regards to the U.S., U.S. generally accepted accounting principles, (b) if in regards to mainland China, the PRC generally accepted accounting principles, (c) if in regard to any country or jurisdiction other than the U.S. and mainland China, either (i) the International Financial Reporting Standards issued by the International Financial Reporting Standards Foundation and the International Accounting Standards Board, or (ii) the applicable accounting standards as published by the preeminent accounting society for that country or jurisdiction and followed by such person or entity, in each case of (a), (b) and (c), consistently applied and that provide for, among other things, assurance that the accounting and reported results are credible and accurate.
1.25“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.26“Generic Product” means, with respect to a Product in a particular Region in the Territory, any pharmaceutical product that (a) contains the same [*] Active Ingredients as such Product [*]; (b) [*] in such Region ([*] in such Region) [*] in such Region; (c) is [*] the Product, as determined by [*]; and (d) is sold in such Region by a Third Party that is not a sublicensee of Ji Xing or its Affiliates and did not purchase such product in a chain of distribution that included any of Ji Xing or its Affiliates or sublicensees.
1.27“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.28“Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.
1.29“IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.
1.30“Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.
1.31“Licensed IP” means Licensed Know-How and Licensed Patents.
1.32“Licensed Know-How” means all Know-How Controlled by MIST or its Affiliates as of the Effective Date or at any time during the Term that is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Product in the Field in the Territory; provided, however, that Licensed Know-How shall exclude [*].
1.33“Licensed Patents” means all Patents in the Territory Controlled by MIST or its Affiliates as of the Effective Date or at any time during the Term that are necessary or reasonably useful for the Development, Manufacture or Commercialization of the Product in the Field in the Territory; provided, however, that Licensed Patents shall exclude [*].  Licensed Patents existing as of the Effective Date are set forth in Exhibit B.
1.34“Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting the Product.
1.35“Manufacturing Cost” means, with respect to the Compound, Device or Product supplied by MIST to Ji Xing hereunder:
(a)if the Compound, Device or Product [*]; and
(b)if the Compound, Device or Product [*].
1.36“MIST Licensees” means any and all licensees and sublicensees of MIST or a MIST’s Affiliate for the Product (other than Ji Xing, Ji Xing’s Affiliates and sublicensees).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.37“NDA” means a New Drug Application, as defined by the FDA, or equivalent application for approval (but not including pricing and reimbursement approvals) to market a pharmaceutical product in a country or jurisdiction outside the U.S.
1.38“Net Sales” means the [*] on sales of the Product by Ji Xing, its Affiliates, or sublicensees for sale of the Product to a Third Party in the Territory, less following deductions, to the extent reasonable, customary and allocable to such Product:
(a)[*];
(b)[*];
(c)[*];
(d)[*];
(e)[*]; and
(f)[*]

Each of the amounts set forth above shall be determined from the books and records of Ji Xing, its Affiliate or sublicensee, maintained in accordance with GAAP consistently applied.  For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(f) above, such item may not be deducted more than once.

With respect to any sale of the Product [*].

Sales between Ji Xing and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is an end user.  Net Sales also exclude any sale or transfer of the Product for free or below cost in early access, compassionate use or named patient programs.

Notwithstanding the foregoing, Net Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Product distributed for use in Clinical Trials.

1.39“NMPA” means National Medicine Products Administration of China (formerly known as the China Food and Drug Administration), or its successor.
1.40“Patents” means all national, regional and international patents and patent applications, including divisions, continuations, continuations-in-part, additions, re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.
1.41“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.42“Phase 1 Clinical Trial” means any human clinical trial of the Product that would satisfy the requirements of 21 § CFR 312.21(a) or corresponding foreign regulations.
1.43“Phase 2 Clinical Trial” means any human clinical trial of the Product that would satisfy the requirements of 21 § CFR 312.21(b) or corresponding foreign regulations.
1.44“Phase 3 Clinical Trial” means any human clinical trial of the Product that would satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.
1.45“Pivotal Clinical Trial” means any human clinical trial of the Product that is intended (as of the time of Initiation of such clinical trial) to obtain the results and data to support the filing of an NDA (including label expansion but excluding the data that may be necessary to support the pricing and/or reimbursement approval), including so called Phase 2/3 trials and any human clinical trial that would satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.  [*]
1.46“Product” means any pharmaceutical product that uses a Device to deliver the Compound (as the sole Active Ingredient) by nasal spray.
1.47“PSVT” means Paroxysmal Supraventricular Tachycardia.
1.48“Regulatory Approval” means, with respect to the Product in a country or jurisdiction, all approvals from the Regulatory Authorities necessary to market and sell the Product in such country or jurisdiction, including pricing and reimbursement approval.
1.49“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for Product, including the FDA, NMPA, and any corresponding national or regional regulatory authorities.
1.50“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patents) conferred by any Regulatory Authority with respect to a pharmaceutical or medical product, including without limitation [*].
1.51“Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, approval and other filings made to, received from or otherwise conducted with a Regulatory Authority regarding the Product, including any NDA and Regulatory Approval.
1.52“Territory” means the People’s Republic of China, including mainland China, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan, each of which shall be referred to as a “Region”.
1.53“Third Party” means an entity other than MIST, Ji Xing and Affiliates of either of them.
1.54“U.S.” means United States of America, including all possession and territories thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

1.55“Upstream Licenses” means any and all agreements between MIST or any of its Affiliates, on the one hand, and any Third Party (the “Upstream Licensor”), on the other hand, pursuant to which MIST has (a) in-licensed any Patent or Know-How owned or Controlled by such Third Party that are included as part of the Licensed Patents or Licensed Know-How or (b) agreed to provisions that would require Ji Xing to make any payments (including royalties) to any Third Party or to undertake or observe any restrictions or obligations with respect to the Development, Manufacture or Commercialization of Compound, Device, or Product in the Field.
1.56“Valid Claim” means a claim of a pending patent application or an issued and unexpired Patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided that [*].
1.57Additional Definitions.  The following table identifies the location of definitions set forth in various Sections of the Agreement:
Defined Terms	Section
Agreed Percentage	Section 8.9(b)
Agreement	Preamble
Alliance Manager	Section 3.1
Assigning Party	Section 8.9(c)
Commercialization Plan	Section 7.3
Competing Product	Section 2.7(b)
Development Plan	Section 4.3
Effective Date	Preamble
Executive Officers	Section 3.2
FCPA	Section 15.7(a)
FCPA Covered Person	Section 15.7(a)
ICC	Section 14.3(a)
Incremental Taxes	Section 8.9(c)
Indemnified Party	Section 12.3
Indemnifying Party	Section 12.3
Initiation	Section 8.3(b)(iii)
JCC	Section 3.4
JDC	Section 3.3
Ji Xing	Preamble
Ji Xing Indemnitee(s)	Section 12.2
Joint Commercialization Committee	Section 3.4
Joint Development Committee	Section 3.3

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Defined Terms	Section
Joint Steering Committee	Section 3.2
JSC	Section 3.2
Losses	Section 12.1
MIST	Preamble
MIST Indemnitee(s)	Section 12.1
MIST Trademarks	Section 9.6(b)
Non-Compete Period	Section 2.6
Other Product	Section 2.7(a)
Parties	Preamble
Party	Preamble
Pharmacovigilance Agreement	Section 5.6
Phase 1 Waiver	Section 8.3(a)
Phase 3 Waiver	Section 8.3(a)
Prior CDA	Section 10.6
Product Infringement	Section 9.3(b)
Product Marks	Section 9.6(a)
Region	Section 1.52
Remedial Action	Section 5.9
ROFN	Section 2.7(b)
Royalty Term	Section 8.5(b)
[*]	[*]
SEC	Section 10.5(b)
Successful completion	Section 8.3(b)(iii)
Supply Agreement	Section 6.1
Technology Transfer Plan	Section 4.4(a)
Term	Section 13.1(a)
Upstream Licensor	Section 1.55

Article 2
LICENSES
2.1License Grant to Ji Xing.  Subject to the terms and conditions of this Agreement, MIST hereby grants to Ji Xing:
(a)an exclusive (even as to MIST but subject to MIST’s retained rights as set forth in Section 2.3) royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Licensed IP to Develop, use, import, sell, offer for sale and otherwise Commercialize the Product in the Field in the Territory,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)a non-exclusive license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Licensed IP to Manufacture the Product in the Territory using the Compound and Device supplied by MIST solely for the purposes set forth in Section 2.1(a), and
(c)upon MIST’s written consent that Ji Xing may Manufacture the Compound in the Territory, a non-exclusive license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Licensed IP to Manufacture the Compound and the Product in the Territory using the Device supplied by MIST solely for the purposes set forth in Section 2.1(a).

For clarity, the foregoing license does not include any right for Ji Xing to Manufacture the Compound (except with MIST’s written consent and in accordance with Section 2.1(c)) or Device, or Develop, use, import, sell, offer for sale and otherwise Commercialize a generic version of the Product.

2.2Right to Sublicense.
(a)Subject to the terms and conditions of this Agreement, Ji Xing shall have the right to grant sublicenses of the license granted to it under Section 2.1: (i) to any Affiliate [*], which shall require [*], provided [*]; and (ii) from [*] to Third Parties, which shall require [*].
(b)Each sublicense under the Licensed IP shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement.  [*].
(c)Ji Xing shall provide a copy of each sublicense agreement to MIST within [*] after the grant of a sublicense, provided that Ji Xing shall be permitted to redact sensitive or proprietary information from any such agreement which terms are not necessary for MIST to confirm Ji Xing’s compliance with its obligations hereunder, and such sublicense agreement shall be treated as Ji Xing’s Confidential Information.  Ji Xing shall remain directly responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any sublicensee.  [*].  Ji Xing shall not grant a sublicense to any sublicensee that has been debarred or disqualified by a Regulatory Authority.
2.3MIST Retained Rights. Notwithstanding the exclusive license granted to Ji Xing under Section 2.1(a), MIST hereby expressly retains the rights to use the Licensed IP in the Field in the Territory to (a) perform its obligations under this Agreement, and (b)[*].  For clarity, MIST retains the exclusive right to practice, license and otherwise exploit the Licensed IP outside the scope of the license granted to Ji Xing under Section 2.1, including the exclusive right to Develop, Manufacture and Commercialize the Product outside the Territory and to Manufacture and have Manufactured the Compound and Device anywhere in the world.  MIST also retains the non-exclusive right to Manufacture and have Manufactured the Product in the Territory.
2.4No Implied Licenses; Negative Covenant.  Except as set forth herein, neither Party shall acquire any license or other right or interest, by implication or otherwise, under any Know-How, Patent or other intellectual property of the other Party.  Ji Xing shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Licensed IP outside the scope of the license granted by MIST to Ji Xing under Section 2.1 of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

2.5No Diversion.  Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees shall not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory or to any Third Party that such Party knows (or reasonably should know after due inquiry) has previously exported or is likely to export the Product to the other Party’s territory.  Neither Party shall engage, nor permit its Affiliates and sublicensees to engage, in any advertising or promotional activities relating to any Product for use directed primarily to customers or other buyers or users of the Product located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory.  If a Party or its Affiliates or sublicensees receive any order for the Product from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders.  Neither Party shall, nor permit its Affiliates and sublicensees to, deliver or tender (or cause to be delivered or tendered) any Product to any Third Party for use in or distribution into the other Party’s territory[*].
2.6Non-Compete.  During the time period after the Effective Date and until [*] (the “Non-Compete Period”), neither Ji Xing nor any of its Affiliates shall[*].
2.7MIST Obligations.
(a)Right of First Refusal.  MIST hereby grants to Ji Xing a right of first refusal to obtain a license to develop and commercialize in the Field in the Territory any [*] (an “Other Product”) as follows.  If, during the Term, MIST intends to develop or commercialize any Other Product in the Territory either by itself or through its Affiliate(s) or through a partner [*], MIST shall notify Ji Xing before [*] or entering into such agreement with any Third Party with respect to such a license, as the case may be, and in good faith provide Ji Xing the opportunity to negotiate a license (if MIST is conducting such development without a Third Party) or match any bona fide terms offered by a Third Party.  If Ji Xing chooses not to negotiate such license or match such terms, then MIST shall have the right to develop and commercialize such Other Product in the Territory by itself or through its Affiliate(s), or enter into an agreement with such Third Party to grant such a license to any Third Party, without any further obligations to Ji Xing.
(b)Right of First Negotiation.  MIST hereby grants to Ji Xing a right of negotiation (the “ROFN”) to obtain a license to develop and commercialize in the Field in the Territory any [*] (a “Competing Product”) as follows.  If during the Non-Compete Period, MIST intends to, either by itself or any of its Affiliates or in collaboration with a Third Party, develop or commercialize any Competing Product in the Territory [*], MIST shall notify Ji Xing of such intention in writing about the Competing Product prior to develop or commercialize such Competing Product in the Territory or commencing discussions or negotiations with any Third Party regarding the Competing Product in the Territory.  Ji Xing may exercise the ROFN by notifying MIST’s its intention within [*] after receiving MIST’s notice, and upon Ji Xing’s exercise of ROFN, MIST will exclusively negotiate in good faith with Ji Xing for [*] the terms of a binding written agreement that grants Ji Xing the right to develop and commercialize such Other Product in the Field in the Territory.  If Ji Xing does not exercise the ROFN, or the Parties fail to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

reach a binding agreement during such [*] period, the ROFN with respect to such Competing Product will expire.  For clarity, if MIST and Ji Xing enter into a binding written agreement that grants Ji Xing the right to develop and commercialize a Competing Product in the Field in the Territory, then such Competing Product shall be [*].
2.8Performance by Subcontractors.  Subject to the terms and conditions of this Agreement, Ji Xing may, without MIST’s consent or approval, engage subcontractors for purposes of conducting Development, Manufacturing, Commercialization and other activities for Ji Xing under this Agreement, provided that [*], and further provided that [*]; (c) any subcontractor shall be bound by a written agreement that is consistent with the terms and conditions of this Agreement.  Ji Xing will remain directly responsible for any obligations under this Agreement that have been delegated or subcontracted to any subcontractor, and will be directly responsible for the performance of its subcontractors.
Article 3
GOVERNANCE
3.1Alliance Managers.  Within [*] after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical development, manufacture and commercialization issues) to act as its alliance manager under this Agreement (the “Alliance Manager”).  The Alliance Managers shall facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties and raise cross-Party and/or cross-functional issues in a timely manner.  Each Party may replace its Alliance Manager by written notice to the other Party.
3.2Joint Steering Committee.  The Parties hereby establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to manage the overall collaboration of the Parties under this Agreement, which committee shall include the Chief Executive Officer of MIST and the Chairman of Ji Xing (the “Executive Officers”).  The JSC shall in particular (a) review and discuss the overall strategy for the Development and Commercialization of the Product in the Field in the Territory; (b) provide a forum for the discussion and coordination of the Parties’ activities under this Agreement; (c) direct and oversee the operation of the JDC, JCC and any other joint subcommittee established by JSC, including resolving any disputed matter of the JDC, JCC and other joint subcommittees; (d) establish other joint subcommittees as necessary or advisable to further the purpose of this Agreement; and (e) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.
3.3Joint Development Committee.  The Parties hereby establish a joint development committee (the “Joint Development Committee” or the “JDC”) to oversee the Development of the Product in the Field in the Territory under this Agreement, which committee shall be comprised of [*] representatives from each Party.  Each Party shall appoint its JDC representatives within [*] after the Effective Date.  The JDC shall in particular: (a) review, discuss and approve the Development Plan and amendment thereto; (b) review and discuss the progress and results of the Development of the Product in the Field in the Territory; (c) provide a forum for and facilitate communications between the Parties with respect to the Development of the Product; (d) provide

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

updates on the Manufacture and supply of the Compound, Drug and Product by MIST to Ji Xing; (e) [*], and (f) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Development of the Product, as directed by the JSC.
3.4Joint Commercialization Committee.  At a time to be determined by the JSC (but no later than [*]), the Parties shall establish a joint Commercialization committee (the “Joint Commercialization Committee” or the “JCC”) to oversee the Commercialization of the Product in the Field in the Territory under this Agreement, which committee shall be comprised of [*] representatives from each Party.  The JCC shall in particular:  (a) review and discuss the Commercialization Plan and amendment thereto; (b) review and discuss the progress and results of the Commercialization of the Product in the Field in the Territory; (c) provide a forum for and facilitate communications between the Parties with respect to the Commercialization of the Product; and (d) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to the Commercialization of the Product, as directed by the JSC.
3.5Limitation of Authority.  Each Committee shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.6Committee Members.  Each Party’s representatives on the Committees shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the applicable Committee’s responsibilities.  Each Party may replace its representatives on any Committee upon written notice to the other Party.  Each Party shall appoint one of its representatives on each Committee to act as a co-chairperson of such Committee.
3.7Meetings.  Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than [*].  Each Party may call additional ad hoc Committee meetings as the needs arise with reasonable advance notice to the other Party.  Meetings of any Committee may be held in person, by audio or video teleconference.  In-person Committee meetings shall be held at locations selected alternatively by the Parties.  The co-chairpersons of the applicable Committee shall jointly prepare the agenda and minutes for each Committee meeting.  Each Party shall be responsible for all of its own expenses of participating in the Committee meetings.  No action taken at any Committee meeting shall be effective unless at least [*] of each Party is participating in such Committee meeting.
3.8Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend any Committee meeting in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party.  Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

3.9Decision-Making.  All decisions of each Committee shall be made by unanimous vote, with each Party’s representatives collectively having one vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, JCC or any subcommittee established by the JSC, the representatives of the Parties on such Committee cannot reach an unanimous decision as to such matter within [*] after a Party has requested resolution of such matter by such Committee, such matter shall be referred to the JSC for resolution.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC (including matter referred to the JSC by JDC, JCC or any subcommittee established by the JSC), the representatives of the Parties on the JSC cannot reach an unanimous decision as to such matter within [*] after a Party has requested resolution of such matter by the JSC, then:
(a)[*]; and
(b)[*].
3.10Discontinuation of Committees.  The activities to be performed by each Committee shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  Each Committee shall continue to exist until the first to occur of (a) the Parties mutually agreeing to disband such Committee; or (b) MIST providing written notice to Ji Xing of its intention to disband and no longer participate in such Committee.  Once the Parties mutually agree or MIST has provided written notice to disband any Committee, such Committee shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the contact persons for the exchange of information under this Agreement, and decisions of such Committee shall be decisions as between the Parties, subject to the same respective decision-making rights and limitations set forth in Section 3.9 and other terms and conditions of this Agreement.
Article 4
DEVELOPMENT
4.1General.  Subject to the terms and conditions of this Agreement, Ji Xing shall be responsible for the Development of the Product in the Field in the Territory, including the performance of Clinical Trials of the Product in the Field in the Territory necessary for Regulatory Approval.
4.2Development Diligence.  Ji Xing shall use Diligent Efforts to Develop the Product and obtain and maintain Regulatory Approval of the Product in the Field in the Territory.
4.3Development Plan.  All Development of the Product by or on behalf of Ji Xing under this Agreement shall be conducted pursuant to a written Development plan that sets forth the timeline, budget and other aspects of all clinical and regulatory activities to be conducted by or on behalf of Ji Xing to obtain Regulatory Approval of the Product in the Field in each Region in the Territory (the “Development Plan”).  As of the Effective Date, the Parties have agreed to the initial Development Plan, which is attached hereto as Exhibit C.  From time to time, but at least once every [*], Ji Xing shall propose updates or amendments to the Development Plan in consultation with MIST and submit such proposed updated or amended plan to the JSC for review,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

discussion, and approval.  Once approved by the JSC, the updated or amended Development Plan shall become effective.
4.4Technology Transfer.
(a)As of the Effective Date, the Parties have agreed to a technology transfer plan (the “Technology Transfer Plan”, which is attached hereto as Exhibit D) for MIST to provide Ji Xing with access to the Licensed Know-How (including clinical data but for clarity excluding Manufacturing related Licensed Know-How) that is [*].  Within [*] after the Effective Date, MIST shall provide Ji Xing with access to such Licensed Know-How in accordance with the Technology Transfer Plan and, if specified, in a form set forth in the Technology Transfer Plan.  MIST shall provide the Licensed Know-How only in the English language, and Ji Xing shall be responsible for the translation of the Licensed Know-How into the Chinese language at Ji Xing’s own cost and expense.  Ji Xing may request MIST to provide additional information to Ji Xing regarding such Licensed Know-How that is encompassed in the Technology Transfer Plan that Ji Xing reasonably believes is missing or is otherwise necessary or reasonably useful for Ji Xing’s exploitation of the disclosed Licensed Know-How, and MIST shall provide such additional information as promptly as practicable but in any event within [*] after the receipt of such request.  The initial technology transfer shall be deemed completed [*].
(b)In addition to the technology transfer obligation under Section 4.4(a), at any time, if either Party becomes aware that MIST is in possession of Licensed Know-How existing as of the Effective Date that is not set forth in the Technology Transfer Plan and is not provided in response to Ji Xing’s request for additional information under Section 4.4(a), such Party shall notify the other Party in writing, and MIST shall promptly provide Ji Xing with such Licensed Know-How.  MIST shall periodically notify Ji Xing if any additional Licensed Know-How comes into MIST’s Control during the Term of this Agreement (including any data resulting from the Development of the Product conducted by MIST outside the Territory) and promptly provide Ji Xing with access to such additional Licensed Know-How.  The transfer of any addition Licensed Know-How under this Section 4.4(b) shall not be deemed part of the “initial technology transfer” for the purpose of Section 8.1(b) no matter when such transfer occurs.
(c)In connection with the transfer of Licensed Know-How to Ji Xing, MIST shall also provide Ji Xing with reasonable technical assistance to help Ji Xing to understand and use such Licensed Know-How in connection with the Development of the Product, including reasonable access to MIST’s technical personnel involved in the research and Development of the Product.  Ji Xing shall reimburse MIST for both out-of-pocket cost and internal cost incurred by MIST to provide such technical assistance, except for the internal cost of the first [*] FTE hours of assistance, which shall be provided at MIST’s cost.  MIST’s internal costs shall be reimbursed at a rate of [*].
4.5Development Collaboration.  [*].  MIST shall [*], shall coordinate with Ji Xing with respect to such Development work, and shall keep Ji Xing reasonably informed on the progress and result of such Development work.  [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

4.6Development Cost.  Ji Xing shall be solely responsible for all the costs and expenses it incurs to Develop the Product in the Territory.
4.7Data Exchange and Use.  In addition to its adverse event and safety data reporting obligations pursuant to Section 5.6, each Party shall promptly provide the other Party with copies of all data and results and all supporting documentation (e.g. protocols, CRFs, analysis plans) generated from its Development of the Product.  Ji Xing shall have the right to use the data provided by MIST for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Product in the Field in the Territory.  MIST shall have the right to use the data provided by Ji Xing for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Product outside the Territory.
4.8Development Records.  Ji Xing shall maintain complete, current and accurate records of all Development activities conducted by or on behalf of Ji Xing hereunder, and all data and other information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  Ji Xing shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and cGMP).  MIST shall have the right to review and copy such records maintained by Ji Xing at reasonable times and to use such records and obtain access to the original for its research and development activities and regulatory and patent purposes or for other legal proceedings.
4.9Development Reports.  Ji Xing shall keep MIST reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ Development of the Product.  Without limiting the foregoing, the status, progress and results of the Development of the Product in the Territory shall be discussed at meetings of the JDC.  At least [*] before each regularly scheduled JDC meeting, Ji Xing shall provide the JDC with a written report summarizing its Development activities and the results thereof, covering subject matter at a level of detail reasonably required by MIST and sufficient to enable MIST to determine Ji Xing’s compliance with its diligence obligations pursuant to Section 4.2.  In addition, Ji Xing shall make available to MIST such additional information about its Development activities as may be reasonably requested by MIST from time to time.
Article 5
REGULATORY
5.1General.  The Development Plan shall set forth the regulatory strategy for seeking Regulatory Approvals of the Product in the Field in each Region in the Territory.  Ji Xing shall be responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals of the Product in the Field in the Territory, which regulatory activities shall be performed at Ji Xing’s own cost and expense and in accordance with the regulatory strategy set forth in the Development Plan.  Through the JDC, Ji Xing shall keep MIST informed of regulatory developments related to the Product in the Territory, including any decision by any Regulatory Authority in the Territory regarding the Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

5.2Regulatory Approval Holder.  Subject to Applicable Laws, Ji Xing shall apply for Regulatory Approvals of the Product in the Field in each Region in the Territory in its own name, and Ji Xing (or an Affiliate or a permitted sublicensee of Ji Xing) shall be named as the holder of such Regulatory Approvals in the Territory.  MIST will reasonably cooperate with Ji Xing, at Ji Xing’s expense, to enable Ji Xing (or an Affiliate or a sublicensee of Ji Xing) to acquire and hold any or all such Regulatory Approvals and Regulatory Materials in the Territory, provided, however, that if Applicable Laws in the Territory do not allow Ji Xing (or an Affiliate or a permitted sublicensee of Ji Xing) to hold Regulatory Approvals or Regulatory Materials for the Product in the Field in the Territory, then [*].
5.3Regulatory Materials.  Ji Xing shall provide MIST with drafts in English of all material Regulatory Materials a reasonable time (to the extent reasonably practicable, no less than [*]) prior to submission for review and comment, and shall consider in good faith reasonable comments received from MIST no later than [*] prior to submission.  [*]  In addition, Ji Xing shall notify MIST of any material Regulatory Materials submitted to or received from any Regulatory Authority in the Territory and shall provide MIST with copies thereof within [*] after submission or receipt, and shall notify MIST of any other material communication with any Regulatory Authority in the Territory within [*] after such communication.  [*]  Upon Ji Xing’s request and at Ji Xing’s cost, MIST shall assist Ji Xing in addressing any additional requirements requested by any Regulatory Authority in the Territory within a reasonable time (depending on the events), including providing existing supplementary data or documentation.
5.4Regulatory Meetings.  Ji Xing shall provide MIST with reasonable (to the extent reasonably practicable, no less than [*]) advance notice of any meeting or discussion with any Regulatory Authority in the Territory related to the Product.  Ji Xing shall lead such meeting or discussion; provided, however, that if permissible under Applicable Laws and permitted by the Regulatory Authority, MIST or its designee shall have the right, but not the obligation, to attend and participate in such meeting or discussion.  If MIST elects not to attend such meeting or discussion, Ji Xing shall promptly provide MIST with a written English summary of such meeting or discussion.
5.5Right of Reference.  Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to the Product submitted by or on behalf of such Party.  Ji Xing may use such right of reference to MIST’s Regulatory Materials for the purpose of obtaining and maintaining Regulatory Approval of the Product in the Field in the Territory.  MIST may use such right of reference to Ji Xing’s Regulatory Materials for the purpose of obtaining and maintaining Regulatory Approval of the Product outside the Territory.
5.6Adverse Events Reporting; Quality.  Promptly following the Effective Date, but in any event no later than [*], the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”).  Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws.  MIST shall establish and maintain the global safety database for the Product.  Each Party shall hold the primary responsibility for reporting quality complaints, adverse events

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

and safety data related to the Product in its territory to such database and to the applicable Regulatory Authorities in its territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its territory related to the Product, in each case at its own cost and to the extent required by the Applicable Laws.  Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.
5.7Regulatory Audits and Inspection.  Upon reasonable advance notice (at least [*] in advance), MIST or its representatives acceptable to Ji Xing (such acceptance not to be unreasonably withheld, delayed or conditioned) shall have the right to audit [*].  Such audit may not be conducted [*] and will take place during regular business hours of the audited party and shall be conducted under obligations of confidentiality.  [*]  Ji Xing shall also permit the Regulatory Authorities outside the Territory to conduct audits and inspections of Ji Xing, its Affiliates, sublicensees or subcontractors relating to the Product, and shall [*].
5.8No Harmful Actions.  If MIST believes that Ji Xing is taking or intends to take any action with respect to the Product that could have a material adverse impact upon the regulatory status of the Product outside the Territory, MIST shall have the right to bring the matter to the attention of the JDC, and the Parties shall promptly meet to discuss in good faith to resolve such concern.  Without limiting the foregoing, unless the Parties otherwise agree, (a) Ji Xing shall not communicate with any Regulatory Authority outside the Territory regarding the Product, unless so ordered by such Regulatory Authority, in which case Ji Xing shall immediately notify MIST of such order; and (b) Ji Xing shall not submit any Regulatory Materials or seek Regulatory Approvals for the Product outside the Territory.
5.9Remedial Actions.  Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”).  The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Ji Xing shall have sole discretion with respect to any matters relating to any Remedial Action in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action.  The cost and expenses of any Remedial Action in the Territory shall be borne solely by Ji Xing.  Ji Xing shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit Ji Xing to trace the distribution, sale and use of the Product in the Territory.
Article 6
MANUFACTURE AND SUPPLY
6.1Promptly after the execution of this Agreement, the Parties shall enter into a supply agreement (the “Supply Agreement”), pursuant to which MIST shall, either by itself or through its Affiliates or Third Party contract manufacturers, Manufacture and supply, and Ji Xing shall purchase from MIST, all of Ji Xing’s and its Affiliates’, sublicensees’ and sub-distributors’ requirements of the Compound and Device for Development and Commercialization use in the Field in the Territory.  If the Parties mutually agree, MIST may also Manufacture and supply the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Product to Ji Xing for Development and Commercialization use in the Field in the Territory.  For clarity, Ji Xing shall not have the right to Manufacture the Compound, unless with MIST consent as described in 2.1(c), or the Device.
6.2Ji Xing shall pay for the Compound, Device and Product supplied by MIST at a price equal to (i) the Manufacturing Cost plus [*] mark up, for Compound, Device and Product supplied to Ji Xing [*]; and (ii) the Manufacturing Cost plus [*] mark up, for Compound, Device and Product supplied [*].  This price does not include any sales, use, excise, value added, transfer or other taxes or duties levied or assessed by any Governmental Authority on the transfer and sale of the Compound, Device and Product to Ji Xing, all of which shall be borne and paid by Ji Xing.
6.3Audit by Ji Xing.  MIST shall (and shall ensure its MIST’s Third Party contract manufacturer to) keep complete and accurate records in accordance with GAAP and in sufficient detail relating to the Manufacture of the Compound, Device and Products supplied to Ji Xing [*].  Upon no less than [*] prior notice, Ji Xing will have the right to have an independent certified public accountant, selected by Ji Xing and reasonably acceptable to MIST to inspect such records for the purpose of determining the accuracy of the Manufacturing Cost due within the prior [*] period.  Such audit may not be conducted more than [*] unless [*] and will take place at the location(s) where such records, materials, documents are maintained by MIST upon reasonable prior written notice, during regular business hours and under obligations of confidentiality.  If it is determined that any amounts were overpaid or underpaid during such period, MIST will pay Ji Xing such overpaid amounts or Ji Xing will pay MIST the underpaid amounts within [*] of the date the independent certified public accountant’s written report.  The fees charged by such independent certified public accountant will be paid by Ji Xing, unless it is determined that any overpaid amounts exceed [*] of the total amount payable by Ji Xing to MIST for the period then being audited, in which case MIST will be responsible for the fees charged by such independent certified public accountant.
6.4Manufacture Technology Transfer Option.  Upon MIST’s consent that Ji Xing may, Manufacture (by itself, or through Affiliates or a CMO) the Compound and the Product (but not the Device) in the PRC, the Parties will discuss in good faith a manufacturing technology transfer plan, pursuant to which MIST will, at Ji Xing’s cost, provide access to and transfer to Ji Xing, or an Affiliate or a CMO [*], all Licensed Know-How that is necessary or reasonably useful for Ji Xing, or an Affiliate or the CMO [*] to Manufacture the Compound and the Products (but not the Device) in the Territory.  Upon reasonable request from Ji Xing and at Ji Xing’s cost, MIST will also provide to Ji Xing all necessary assistance and services to enable Ji Xing, or an Affiliate or the CMO [*], to Manufacture the Compound and the Product (but not the Device) in substantially the same manner as MIST, its Affiliate or MIST’s Third Party contracting manufacturer Manufactures the Compound and the Product (but not the Device) for Ji Xing.
Article 7
COMMERCIALIZATION
7.1General.  Subject to the terms and conditions of this Agreement, Ji Xing shall, either by itself or through its Affiliates, sublicensees or Third Party contractor(s), be solely responsible for the Commercialization of the Product in the Field in the Territory, at Ji Xing’s own

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

cost and expense, including developing and executing a commercial launch plan, product marketing and promotion, marketing access and pricing strategy, negotiating with applicable Governmental Authorities regarding the price and reimbursement mechanisms, booking sales, product distribution, providing customer support (including handling medical queries), and performing other related functions, subject to the terms of this Agreement, including Section 7.6.
7.2Commercialization Diligence.  Ji Xing shall use Diligent Efforts to Commercialize the Product in the Field in each Region in the Territory in which it receives Regulatory Approval.  Without limiting the foregoing, Ji Xing shall achieve [*].
7.3Commercialization Plan.  No later than [*], Ji Xing shall submit to the JCC for review and discussion a written Commercialization plan that sets the timeline and details of all major Commercialization activities planned for the Product in the Territory (the “Commercialization Plan”).  Thereafter, from time to time, but at least [*], Ji Xing shall prepare updates or amendments to the Commercialization Plan to reflect changes in such plans, including [*], and submit such updated or amended plan to JCC for review and discussion before adopting such update or amendment.  For clarity, [*].  The Commercialization of the Product in the Territory shall be conducted in accordance with the Commercialization Plan.
7.4Coordination of Commercialization Activities.  The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of the Product across their territories.  As such, the Parties may coordinate such activities where appropriate, including scientific and medical communication and product positioning.  If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of the Product in both Parties’ territories, the Parties shall negotiate and agree on the details of such activities, including allocation of responsibilities, budget and cost sharing.
7.5Marketing Materials.  Upon Ji Xing’s reasonable request, MIST shall provide Ji Xing with copies of marketing, promotion and commercialization materials Controlled by MIST and pertaining to the Commercialization of Product.  Subject to the terms and conditions of this Agreement, Ji Xing shall have the right to use such materials in connection with the Commercialization of the Product in the Field in the Territory, but Ji Xing shall be responsible for the translation of such materials into the Chinese language at Ji Xing’s own cost and expense.  Ji Xing shall Commercialize the Product, including conducting marketing and advertisement activities, in accordance with Applicable Laws and shall not [*] that are (a) [*], and (b) [*].
7.6Pricing.  Ji Xing shall advise the JSC of its proposed pricing for the Product in each Region in advance of commencing price discussions with Regulatory Authorities or other parties involved in reimbursement decisions.  Ji Xing shall consider in good faith any comments received from MIST with respect to pricing of the Product and shall keep MIST informed on the status of any application for pricing or reimbursement approval for the Product in any Region in the Territory, including any discussion with Regulatory Authority with respect thereto.  [*], Ji Xing shall [*]; provided, however, that Ji Xing shall not [*], and further provided that, in the event [*], then the Parties will discuss in good faith [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

7.7Commercialization Reports.  Ji Xing shall keep MIST reasonably informed of its, its Affiliates’ and sublicensees’ Commercialization activities with respect to the Product.  Without limiting the foregoing, Ji Xing shall update the JCC at each regularly scheduled JCC meeting regarding the Commercialization activities with respect to the Product in the Territory.  Each such update shall be in a form to be agreed by the JCC and shall summarize Ji Xing’s, its Affiliates’ and sublicensees’ significant Commercialization activities with respect to the Product in the Territory, covering subject matter at a level of detail reasonably required by MIST and sufficient to enable MIST to determine Ji Xing’s compliance with its diligence obligations pursuant to Section 7.2.  In addition, Ji Xing shall make available to MIST such additional information about its Commercialization activities as may be reasonably requested by MIST from time to time.
Article 8
PAYMENTS AND MILESTONES
8.1Upfront Payment.  In partial consideration of the rights granted by MIST to Ji Xing hereunder, Ji Xing shall pay to MIST a one-time, non-refundable and non-creditable upfront payment of fifteen million Dollars ($15,000,000), which shall be paid in two installments as follows: (a) ten million Dollars ($10,000,000) within [*] after the Effective Date; and (b) five million Dollars ($5,000,000) within [*] after the [*].
8.2Equity Investment. [*] following the execution of this Agreement, MIST, RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited, shall enter into the Securities Purchase Agreement set forth on Exhibit E hereto, pursuant to which RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited,  will purchase pre-funded warrants issued by MIST for an aggregate purchase price of Five Million Dollars ($5,000,000).  Such warrants shall be exercisable for such number of MIST common shares as is equal to (a) Five Million Dollars ($5,000,000) divided by (b) [*] each at an exercise price equal to $0.01 per share.
8.3Development Milestones Payments.
(a)Milestone Events.  Subject to the remainder of this Section 8.3, Ji Xing shall pay to MIST the following one-time, non-refundable and non-creditable Development milestone payments set forth in the table below upon the first achievement of the corresponding milestone event:
Development Milestone Event	Milestone Payment
1) [*]	[*]
2) [*]	[*]
3) [*]	[*]
4) [*]	[*]
5) [*]	[*]
6) [*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

7) [*]	[*]
Total	$[*]

(b)Milestone Conditions.
(i)Each milestone payment set forth above shall be due and payable only once, regardless of how many times such milestone event is achieved and/or the number of Products that achieves such milestone event.  The aggregate milestone payments under this Section 8.3 shall not exceed [*].
(ii)Each milestone payment set forth above shall be due and payable irrespective of whether such milestone event is achieved by MIST, Ji Xing, their Affiliates, licensee or sublicensee.
(iii)As used herein, [*] of a Clinical Trial means [*], and [*] of a Clinical Trial means [*].
(iv)If [*], then milestone [*] shall be deemed achieved upon [*].
(v)In the event that any milestone events have not been achieved at the time of achievement of a milestone event having a higher number than the skipped milestone event, and such higher number milestone event is for the same indication and same country or region as the skipped milestone, then the skipped milestone event shall be deemed achieved at the time of achievement of the higher number milestone event.
(c)Notice and Payment.  For milestones set forth above to be achieved [*], [*] shall notify [*] in writing within [*] after the first achievement of such milestone.  For milestones set forth above to be achieved [*], [*] shall notify [*] in writing within [*] after the first achievement of such milestone; provided, however, that in each case, failure to notify a Party shall be without prejudice to any milestone payment obligation once achievement of such milestone is notified.  MIST will invoice Ji Xing for the corresponding milestone payments promptly after it becomes aware of the achievement of such milestone, and Ji Xing shall pay to MIST the corresponding milestone payment within [*] after the achievement of such milestone and the receipt of a corresponding invoice from MIST.
8.4Sales Milestone Payments.
(a)Milestone Events.  Subject to the remainder of this Section 8.4, Ji Xing shall pay to MIST the following one-time, non-refundable and non-creditable sales milestone payments set forth in the table below when the aggregated annual Net Sales of all Products sold in the Territory first reach the corresponding threshold value indicated below.
Aggregate annual Net Sale of all Products in the Territory	Milestone Payment
1. [*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

2. [*]	[*]
3. [*]	[*]
4. [*]	[*]
5. [*]	[*]
6. [*]	[*]
Total	[*]

(b)Milestone Conditions.  Each sales milestone payment set forth above shall be due and payable only once, regardless of how many times such milestone event is achieved.  The aggregate milestone payments under this Section 8.4 shall not exceed [*].  For clarity, the sales milestone payments in this Section 8.4 are additive, such that if more than one sales milestone set forth above is achieved in the same time period, then the milestone payments for all such sales milestones shall be payable.
(c)Notice and Payment.  As part of the royalty report in Section 8.5(d), Ji Xing shall provide written notice to MIST if the aggregated annual Net Sales of the Product in the Territory first reaches any threshold value set forth in Section 8.4(a) above during the time period to which such report pertains.  Promptly following the delivery of the applicable quarterly report stating a sales milestone has been achieved, MIST will invoice Ji Xing for the corresponding milestone payments, and Ji Xing shall pay to MIST the corresponding milestone payments within [*] after Ji Xing receives such invoice.
8.5Royalty Payments.
(a)Royalty Rates.  Subject to the remainder of this Section 8.5, Ji Xing shall make quarterly non-refundable royalty payments to MIST on the Net Sales of all Products sold in the Territory, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated annual Net Sales of all Products sold in the Territory in the applicable Calendar Year.
For that portion of annual Net Sale of the Product in the Territory	Royalty Rate
1) less than or equal to [*]	[*]
2) greater than [*] but less than or equal to [*]	[*]
3) greater than [*] but less than or equal to [*]	[*]
4) greater than [*] but less than or equal to [*]	[*]
5) greater than [*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)Royalty Term. Ji Xing’s obligation to pay royalties pursuant to this Section 8.5 shall continue, on a Product-by-Product and Region-by-Region basis, until the latest of (i) [*]; (ii) [*]; and (iii) [*] (the “Royalty Term”).
(c)Royalty Reductions.
(i)If a Product is generating Net Sales in a Region in a Calendar Quarter during the applicable Royalty Term at a time when there is no Valid Claim in the Licensed Patent in such Region that claims such Product, including [*], then, subject to Section 8.5(c)(iii), the royalty rate applicable to Net Sales of such Product in such Region in such Calendar Quarter shall be reduced to [*] of the average royalty rate otherwise applicable to all Net Sales of the Product in the Territory in such Calendar Quarter under Section 8.5(a).
(ii)If a Product is generating Net Sales in a Region in a Calendar Quarter during the applicable Royalty Term at a time when a Generic Product with respect to such Product is being sold in such Region, and the Net Sales of such Product in such Calendar Quarter is less than [*] of the average Net Sales of such Product in the [*] immediately before the launch of the Generic Product in such Region, then, subject to Section 8.5(c)(iii), the royalty rate applicable to Net Sales of such Product in such Region in such Calendar Quarter shall be reduced to [*] of the average royalty rate otherwise applicable to all Net Sales of the Product in the Territory in such Calendar Quarter under Section 8.5(a).
(iii)Notwithstanding the foregoing, in no event shall the operation of Section 8.5(c)(i) or (ii), individually or in combination, reduce the royalties paid to MIST with respect to the Net Sales of any Product in any Region in the Territory in any Calendar Quarter to less than [*] of the amount that would otherwise have been due pursuant to Section 8.5(a) with respect to such Net Sales.
(d)Royalty Report and Payment.  Within [*] after the end of each Calendar Quarter, commencing with the first Calendar Quarter in which there is any Net Sale of the Product anywhere in the Territory, Ji Xing shall provide MIST with a report that contains the following information for the applicable Calendar Quarter, on a Product-by-Product and Region-by-Region basis: [*] a calculation of the royalty payment due on such sales in Dollars, including the exchange rate and any reduction under Section 8.5(c)[*].  Promptly following the delivery of the applicable quarterly report, MIST will invoice Ji Xing for the royalties due to MIST with respect to Net Sales for such Calendar Quarter and Ji Xing shall pay such amounts to MIST within [*] following Ji Xing’s receipt of such invoice.
8.6Currency; Exchange Rate.  All payments to be made by Ji Xing to MIST under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from MIST.  The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle and last business days of the applicable reporting period for the payment due.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

8.7Late Payments.  Time is of the essence in respect of all payment obligations of Ji Xing under this Agreement.  In addition, if either Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of [*] or the maximum rate allowable by Applicable Laws, whichever is less.
8.8Financial Records and Audits.  Ji Xing shall (and shall ensure that its Affiliates and sublicensees will) maintain complete and accurate records in accordance with GAAP and in sufficient detail to permit MIST to confirm the accuracy of Net Sales reported by Ji Xing and amounts payable under this Agreement.  Upon no less than [*] prior notice, such records shall be open for examination, during regular business hours, for a period of [*] from the creation of individual records, and not more often than [*], by an independent certified public accountant selected by MIST and reasonably acceptable to Ji Xing, for the sole purpose of verifying for MIST the accuracy of the Net Sales and royalty reports provided by Ji Xing under this Agreement.  MIST shall bear the cost of such audit unless such audit reveals an underpayment by Ji Xing of more than [*] of the amount actually due for the time period being audited, in which case Ji Xing shall reimburse MIST for the costs of such audit.  Ji Xing shall pay to MIST any underpayment discovered by such audit within [*] after the accountant’s report, plus interest (as set forth in Section 8.7) from the original due date.  [*].
8.9Taxes.
(a)[*].  In the event that Ji Xing is required, under Applicable Laws, to withhold any deduction or tax from any payment due to MIST under this Agreement, [*]; provided, however, that [*].  Ji Xing shall promptly furnish MIST, as applicable, [*].  Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.
(b)Notwithstanding the foregoing, if any withholding taxes or value added taxes are imposed with respect to any payment contemplated under this Agreement as a result of a (sub)license, an assignment or other transfer by a Party of its rights or obligations hereunder to another entity (including its Affiliate), or as a result of a subsequent (sub)license, assignment or transfer following such (sub)license, assignment or transfer (such Party, the “Assigning Party”), in each case, pursuant to Section 15.2 or Section 2.2, and such withholding taxes or value added taxes would not have been imposed with respect to such payment under then-applicable tax laws if such Party had not (sub)licensed, assigned or transferred its rights or obligations hereunder (or had such subsequent transfer not occurred) (such incremental withholding taxes and/or value added taxes, “Incremental Taxes”), then the Assigning Party (or its successor or assignee) shall bear all such Incremental Taxes without increasing the other Party’s tax obligations.
Article 9
INTELLECTUAL PROPERTY
9.1Arising Product IP.
(a)To the extent permissible under the Applicable Laws, MIST shall solely own all Arising Product IP, regardless of inventorship, and Ji Xing shall and hereby does assign

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

to MIST all the right, title and interest in and to all Arising Product IP invented or generated by or on behalf of Ji Xing, its Affiliates or sublicensees, and agrees to execute such instrument and take such further action requested by MIST to evidence and perfect such assignment and to obtain and maintain patent and other intellectual property protection for such Arising Product IP.
(b)To the extent the assignment of any Arising Product IP by Ji Xing to MIST is not permissible under the Applicable Laws, Ji Xing shall and hereby does grant to MIST an exclusive (even as to Ji Xing but subject to the license granted by MIST back to Ji Xing as part of Licensed IP), worldwide, sublicensable (through multiple tiers), royalty free, fully paid, worldwide, perpetual and irrevocable license under such Arising Product IP for any and all uses.
(c)All Arising Product IP (regardless of whether invented or developed by MIST itself, assigned by Ji Xing to MIST under Section 9.1(a), or exclusively licensed by Ji Xing to MIST under Section 9.1(b) above) shall be deemed Confidential Information of MIST and shall be included in the Licensed IP and licensed to Ji Xing under the terms and conditions of this Agreement.
(d)Each Party shall promptly disclose to the other Party all Arising Product IP invented or generated by or on behalf of such Party under this Agreement, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Arising Product IP, and shall promptly respond to reasonable request from the other Party for additional information relating to such Arising Product IP.
(e)Each Party shall promptly disclose to the other Party all Arising Product IP invented or generated by or on behalf of such Party under this Agreement, including any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing such Arising Product IP, and shall promptly respond to reasonable request from the other Party for additional information relating to such Arising Product IP.
(f)Other than the Arising Product IP, the ownership of all intellectual property rights generated from the Parties’ activities under this Agreement will be determined based on the principles of inventorship in accordance with the laws where such intellectual property rights are generated.
9.2Patent Prosecution.
(a)As between the Parties, MIST shall have the first right (but not the obligation) to file, prosecute and maintain all Licensed Patents (including Patents claiming Arising Product IP) throughout the world.  Ji Xing shall reimburse MIST for the reasonable and documented cost and expense incurred specifically to file, prosecute and maintain the Licensed Patents in the Territory within [*] after the receipt of invoice from MIST.
(b)MIST shall consult with Ji Xing and keep Ji Xing reasonably informed of the status of the Licensed Patents in the Territory and shall promptly provide Ji Xing with all material correspondence received from any patent authority in the Territory in connection therewith.  In addition, MIST shall promptly (at least [*] prior to the intended submission) provide Ji Xing with drafts of all proposed material filings and correspondence to any patent authority in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the Territory with respect to the Licensed Patents for Ji Xing’s review and comment prior to submission.  MIST shall confer with Ji Xing and consider in good faith Ji Xing’s comments prior to submitting such filings and correspondences in the Territory, provided that Ji Xing shall provide such comments within [*] (or a shorter period reasonably designated by MIST if [*] is not practicable given the filing deadline through no delay of MIST) of receiving the draft filings and correspondences from MIST.
(c)MIST shall notify Ji Xing of any decision to cease prosecution and/or maintenance of any Licensed Patents in any Region in the Territory.  MIST shall provide such notice at least [*] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Licensed Patent in such Region.  In such event, MIST shall permit Ji Xing, at Ji Xing’s discretion and expense, to continue the prosecution and maintenance of such Licensed Patent in such Region in the Territory.
(d)Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
9.3Patent Enforcement.
(a)Each Party shall promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents in the Territory.
(b)As between the Parties, Ji Xing shall have the first right (but not the obligation) to bring and control any legal action in connection with any infringement of the Licensed Patents in the Territory that [*] in the Field in the Territory (a “Product Infringement”), at Ji Xing’s own expense as it reasonably determines appropriate.  If Ji Xing does not bring such legal action within [*] after the notice provided pursuant to Section 9.3(a), MIST shall have the right (but not the obligation) to bring and control any legal action in connection with such Product Infringement in the Territory, at MIST’s own expense as it reasonably determines appropriate.
(c)At the request and expense of the Party bringing an action under Section 9.3(b) above, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action.  In connection with any such enforcement action, the enforcing Party shall keep the other Party reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Licensed Patents without the prior written consent of the other Party.  The non-enforcing Party shall be entitled to separate representation in such enforcement action by counsel of its own choice and at its own expense.
(d)Any recoveries resulting from enforcement action relating to a claim of Product Infringement in the Territory shall be first applied against payment of each Party’s costs

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

and expenses in connection therewith.  Any such recoveries in excess of such costs and expenses shall be retained by the enforcing Party, provided that if Ji Xing is the enforcing Party, then such excess recoveries shall be [*].
(e)MIST shall have the exclusive right to bring and control any legal action to enforce the Licensed Patents against any infringement that is not a Product Infringement, at MIST’s own expense and as it reasonably determines appropriate, and shall have the right to retain all recoveries.
9.4Infringement of Third Party Rights.
(a)Each Party shall notify the other Party of any allegations it receives from a Third Party that the Development, Manufacture or Commercialization of any Product in the Field in the Territory under this Agreement infringes the intellectual property rights of such Third Party.  Such notice shall be provided promptly, but in no event after more than [*] following receipt of such allegations.  Such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing.  Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.  Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.
(b)Ji Xing shall be solely responsible for the defense of any such infringement claims brought against Ji Xing, at Ji Xing’s own cost and expense; provided, however, that the provisions of Section 9.3 shall govern the right of Ji Xing to assert a counterclaim of infringement of any Licensed Patents; and provided further that Ji Xing shall [*].  Ji Xing shall keep MIST informed on the status of such defense action, and MIST shall have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense.  MIST shall also have the right to control the defense of any infringement claim brought against MIST, at MIST’s own cost and expense, provided that [*].
9.5Patent Marking.  Ji Xing shall mark the Product sold in the Territory in accordance with the applicable patent marking laws, and shall require all of its Affiliates and sublicensees to do the same.  To the extent permitted by Applicable Laws, Ji Xing shall indicate on the product packaging, advertisement and promotional materials that the Product is in-licensed from MIST.
9.6Trademarks.
(a)Subject to Sections 9.6 (b) and 9.6(c) below, Ji Xing shall have the right to brand the Product sold in the Territory using any trademarks and trade names it determines appropriate for the Product, which may vary by Region or within a Region (the “Product Marks”); provided that Ji Xing shall not select any mark or China-approved drug name that is confusingly similar to any MIST Trademarks as a Product Mark. Ji Xing shall own all rights in the Product Marks in the Territory and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary, at Ji Xing’s own cost and expense.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)Ji Xing acknowledges that MIST may develop a global branding strategy for the Product and adopt the key distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Product throughout the world (collectively and including any Chinese language versions thereof, the “MIST Trademarks”).  MIST shall own all rights in the MIST Trademarks and shall have the sole right (but not the obligation) to register, maintain and enforce the MIST Trademarks in any country in the world as it determines appropriate, at MIST’s own cost and expense.
(c)Subject to the terms and conditions of this Agreement and for no additional considerations, MIST hereby grants to Ji Xing an exclusive license to use the MIST Trademarks solely in connection with the Commercialization of the Product in the Field in the Territory during the Term of this Agreement, and if Ji Xing elects to Commercialize the Product in the Territory using the MIST Trademarks, Ji Xing shall do so in a manner consistent with MIST’s global branding strategy for the Product.
Article 10
CONFIDENTIALITY
10.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [*] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement.
10.2Exceptions.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or
(e)is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

10.3Authorized Disclosure.  Notwithstanding the obligations set forth in Section 10.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:
(a)such disclosure is reasonably necessary (i) for the filing or prosecution of Patents as contemplated by this Agreement; (ii) in connection with regulatory filings for the Product; or (iii) for the prosecuting or defending litigation as contemplated by this Agreement;
(b)such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensors, licensees, collaborators or other business or financial partners (including royalty financing partners) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction; provided that in each such case on the condition that such disclosees are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; or
(c)such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.
10.4Scientific Publication. Except to the extent required by Applicable Laws, Ji Xing shall not publish [*], without MIST’s review and approval, which shall not be unreasonably withheld or delayed.  Ji Xing shall deliver to MIST for review and approval a copy of [*] at least [*] before its intended submission for publication.  MIST shall have the right to require modifications of the proposed publication or presentation to protect MIST’s Confidential Information and for trade secret reasons [*].  MIST may also delay the submission of the proposed publication or presentation for an additional [*] as may be reasonably necessary to seek patent protection for the information disclosed in such proposed publication or presentation.  Ji Xing agrees to acknowledge the contribution of MIST and MIST’s employees in all publications relating to the Product as scientifically appropriate.
10.5Publicity.
(a)The Parties have agreed on language of a joint press release announcing this Agreement, which is attached hereto as Exhibit F, to be issued by the Parties promptly after the Effective Date.  Subject to the rest of this Section 10.5, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws.  Following the initial joint press release announcing this Agreement, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of this Agreement that have already been publicly disclosed in accordance herewith.
(b)A Party may disclose this Agreement and its terms in securities filings with the U.S. Securities Exchange Commission (or equivalent foreign agency) (“SEC”) to the extent required by Applicable Laws after complying with the procedure set forth in this Section 10.5.  In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than [*] after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by applicable SEC regulations.  The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Party.
(c)Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Laws, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Applicable Laws) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within [*] of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product being developed and/or commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.
10.6Prior CDA.  This Agreement supersedes the Confidentiality Agreement between the Parties dated [*] (the “Prior CDA”) with respect to information disclosed thereunder.  All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 10.
10.7Equitable Relief.  Each Party acknowledges that a breach of this Article 10 may not reasonably or adequately be compensated by damages in an action at law and that such a breach may cause the other Party irreparable injury and damage.  By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

10.8Attorney-Client Privilege.  Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like, as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date, both the receiving Party and the disclosing Party shall have the right to assert such protections and privileges.
Article 11
REPRESENTATIONS AND WARRANTIES
11.1Representations and Warranties of Each Party.  Each Party represents, warrants, and covenants (as applicable) to the other Party that:
(a)it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;
(b)it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally;
(c)it is not a party to, and will not enter into during the Term, any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and
(d)in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Laws, including as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any person or entity who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.
11.2Representations and Warranties of MIST.  MIST represents, warrants, and covenants (as applicable) to Ji Xing that:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)it has the right under the Licensed IP to grant the licenses to Ji Xing as purported to be granted under Section 2.1 of this Agreement;
(b)it has not granted, and will not grant during the Term, any license or other right under the Licensed IP that is inconsistent with the license granted to Ji Xing under Section 2.1;
(c)Exhibit B includes all Licensed Patents as of the Effective Date.  MIST is the sole and exclusive owner of the Licensed Patents, all of which are free and clear of any claims, liens, charges or encumbrances.  All Licensed Patents are (i) subsisting and in good standing and (ii) being diligently prosecuted in the respective patent offices in accordance with Applicable Laws, and all applicable fees have been paid on or before the due date for payment.  To its knowledge, all Licensed Patents and have been filed and maintained properly and correctly and all issued Licensed Patents are valid;
(d)it has not received any written notice from any Third Party asserting or alleging that the Development of the Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;
(e)there are no pending or, to MIST’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against MIST or any of its Affiliate involving the Licensed IP or the Compound, Device, or Product.  No claim or litigation has been brought or, to MIST’s knowledge, threatened by any Person (i) alleging that the Licensed Patents are invalid or unenforceable, (ii) asserting the misuse, or non-infringement of any of the Licensed Patents, (iii) challenging MIST’s Control of the Licensed Patents or (iv) alleging misappropriation of the Know-How used in the Development or Manufacture of the Compound, Device, or Product by or on behalf of MIST prior to the Effective Date;
(f)to its knowledge, it (and any Third Party acting under its authority) (i) has complied in all material respects with all Applicable Laws and applicable governmental regulations and industrial standards (including GLP, GCP, and GMP) in connection with the Development, Manufacture, storage and disposition of the Compound, Device and Product (including information and data provided to Regulatory Authorities), and (ii) has not used any employee, consultant or contractor who has been debarred by any Regulatory Authority, or is the subject of a debarment proceeding by any Regulatory Authority in connection therewith;
(g)no Upstream License exists as of the Effective Date.
11.3Representations and Warranties of Ji Xing.  Ji Xing represents, warrants, and covenants (as applicable) to MIST that:
(a)there is no pending or, to Ji Xing’s knowledge, threatened (in writing), adverse actions, claims, suits or proceedings against Ji Xing or any of its Affiliate that involve any antitrust, anti-competition, anti-bribery or corruption violations or that may reasonably be expected to adversely affect Ji Xing’s ability to perform its obligations under this Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(b)neither Ji Xing nor any of its Affiliates is, or has been, debarred or disqualified by any Regulatory Authority nor will any of them be debarred or disqualified by any Regulatory Authority at any time throughout the Term;
(c)it has sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business;
(d)it has, and will at all times throughout the Term have, the requisite approvals, permits, licenses, expertise, resources, experience and skill reasonably required to perform its obligations under this Agreement.
11.4NO OTHER WARRANTIES.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.  Ji Xing acknowledges and agrees that the Product is the subject of ongoing clinical research and development and that MIST cannot assure the safety, usefulness or successful Development or Commercialization of the Product.
Article 12
INDEMNIFICATION
12.1Indemnification by Ji Xing.  Ji Xing shall indemnify, defend and hold harmless MIST, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “MIST Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from:
(a)the Development, Manufacture, and Commercialization of the Product in the Territory by Ji Xing or any of its Affiliates or sublicensees (including product liability claims resulting therefrom); or
(b)the negligence, willful misconduct or breach of this Agreement (including any representations, warranty or covenant of Ji Xing) by any Ji Xing Indemnitee;

except in each case to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any MIST Indemnitee or arise from, are based on, or result from any activity or occurrence for which MIST is obligated to indemnify Ji Xing under Section 12.2.

12.2Indemnification by MIST. MIST shall indemnify, defend and hold harmless Ji Xing, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Ji Xing Indemnitee(s)”) from and against all Losses to the extent arising from:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(a)activities conducted by or on behalf of MIST, its Affiliates or MIST Licensees, or contractors related to the Development or Manufacture of Licensed Products anywhere in the world prior to the Effective Date (including product liability claims resulting therefrom);
(b)the Development, Manufacture, and Commercialization of the Product outside the Territory by MIST or any of its Affiliates or MIST Licensees (including product liability claims resulting therefrom);
(c)the Development of the Product in the Territory by MIST or any of its Affiliates or MIST Licensees (including product liability claims resulting therefrom); or
(d)the negligence, willful misconduct or breach of this Agreement (including any representations, warranty or covenant of MIST) by any MIST Indemnitee;

except in each case to the extent such Losses arise out of the negligence, willful misconduct or breach of this Agreement by any Ji Xing Indemnitee or arise from, are based on, or result from any activity or occurrence for which Ji Xing is obligated to indemnify MIST under Section 12.1.

12.3Indemnification Procedure.  If either Party is seeking indemnification under Sections 12.1 or 12.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section within [*] after receiving notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give notice).  The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense.  The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party.  Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed.
12.4Mitigation of Loss.  Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 12.  Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
12.5Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL (WHICH SHALL BE DEEMED TO INCLUDE, WITHOUT LIMITATION, ALL DAMAGES CONSTITUTING LOSS OF PROFIT, LOSS OF REVENUE AND LOSS OF GOODWILL), INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF SECTION 2.7 OR ARTICLE 10.
12.6Insurance.  Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold.  Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [*] prior to the cancellation, non-renewal or material changes in such insurance.  Such insurance shall not be construed to create a limit of either Party’s liability under this Agreement.
Article 13
TERM AND TERMINATION
13.1Term.
(a)The term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Product-by-Product and Region-by-Region basis, until the expiration of the Royalty Term for such Product in such Region, unless earlier terminated as set forth in Section 13.2 below (the “Term”).
(b)Upon expiration (but not early termination) of the Royalty Term with respect to a particular Product in a particular Region, the licenses granted by MIST to Ji Xing under Section 2.1 with respect to such Product in such Region shall continue and shall become fully paid-up, royalty-free, perpetual and irrevocable, and [*] shall also continue except that [*].
13.2Termination.
(a)Termination by Ji Xing for Convenience.  At any time, Ji Xing may terminate this Agreement in its entirety by providing written notice of termination to MIST, which notice includes an effective date of termination at least one hundred eighty (180) days after the date of the notice.
(b)Termination for Material Breach.  If either Party materially breaches this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party, which notice will (i) expressly reference this Section 13.2(b), (ii) reasonably describe the alleged material breach which is the basis of such termination, and (iii) clearly state the non-breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the [*].  Notwithstanding the foregoing, (A) if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the alleged breaching Party provides a written plan for curing such breach to the non-breaching Party and uses Diligent Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension will exceed [*] without the written consent of the non-breaching

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Party; and (B) if the breaching Party disputes (1) whether it has materially breached this Agreement, (2) whether such material breach is reasonably curable within the applicable cure period, or (3) whether it has cured such material breach within the applicable cure period, to the extent the breaching Party notifies the non-breaching Party in writing of any such dispute within [*] after the non-breaching Party’s receipt of the termination notice, such dispute will be resolved pursuant to Article 14, and this Agreement may not be terminated during the pendency of such dispute resolution procedure.  During the pendency of such dispute, the applicable cure period shall be tolled, all the terms of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder.
(c)Termination for Insolvency. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [*] of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
(d)Termination for [*].  Except to the extent the following is unenforceable under the laws of a particular jurisdiction, MIST may terminate this Agreement in its entirety with [*] prior written notice to Ji Xing if Ji Xing or its Affiliates or sublicensees, individually or in association with any other person or entity, commences a legal action challenging [*].  Notwithstanding the foregoing, MIST will not have the right to terminate this Agreement under this Section 13.2(d) if (i) such legal action was brought by a Third Party sublicensee and Ji Xing has terminated such sublicense within such [*] period, (ii) such legal action is based solely on the scope of a Licensed Patent or whether a claim therein qualifies as a Valid Claim and was made in defense of a breach claim first brought by MIST against Ji Xing, or (iii) such legal action is dismissed within [*] of MIST’s notice to Ji Xing under this Section 13.2(d) and not thereafter continued.
(e)Termination for [*].  If, at any time during the Term, Ji Xing does not [*], then MIST may treat such lack of activity as Ji Xing’s material breach of this Agreement and exercise the right to terminate this Agreement pursuant to Section 13.2(b), provided, that,[*].
13.3Effect of Termination.  Upon any termination of this Agreement:
(a)License to Ji Xing.  All licenses and other rights granted by MIST to Ji Xing under the Licensed IP shall terminate, and all sublicenses granted by Ji Xing shall also terminate.
(b)Regulatory Materials.  Ji Xing shall (and shall cause its Affiliates and sublicensees to), as instructed by MIST, either (i) if permitted by Applicable Laws, promptly transfer and assign to MIST or its designee all Regulatory Materials and Regulatory Approvals for the Product in the Territory, (ii) continue to hold any such Regulatory Materials and Regulatory

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Approvals for the sole benefit of MIST or its designee (in which case, Ji Xing shall appoint MIST or its designee as the exclusive distributor (with the right to subcontract and appoint sub-distributors) under such Regulatory Materials and Regulatory Approvals for the Product in the Territory, and also as its agent to interact with the applicable Regulatory Authority in the Territory with respect to such Regulatory Materials and Regulatory Approvals), until such time MIST or its designee files its own Regulatory Materials and obtains its own Regulatory Approvals for the Product in the Territory; and/or (iii) terminate or withdraw any such Regulatory Materials and Regulatory Approvals. Upon MIST’s request, Ji Xing shall also provide MIST with reasonable assistance and cooperation regarding any inquiries and correspondence with Regulatory Authorities relating to the Product.
(c)Data. Ji Xing shall (and shall cause its Affiliates and sublicensees to) promptly transfer and assign to MIST, at no cost to MIST (except where the Agreement is terminated by Ji Xing for MIST’s uncured material breach pursuant to Section 13.2(b)), all data generated from the Development of the Product, including all Clinical Trials conducted by or on behalf of Ji Xing, its Affiliates and sublicensees, and all pharmacovigilance data (including all adverse event databases) relating to the Product in the Territory.
(d)Inventory.  Ji Xing will have the right, for a period of [*] following termination of this Agreement, to sell or otherwise dispose of any Product in the Territory, on hand at the time of such termination or in the process of Manufacturing.  Upon expiration of the [*], MIST shall have the right (but not the obligation) to purchase from Ji Xing any or all of the inventory of the Product then held by Ji Xing or its Affiliates or sublicensees at a price equal to [*], provided that [*].
(e)Transition Assistance.  Ji Xing shall (and shall cause its Affiliates and sublicensees to) reasonably cooperate with MIST to facilitate orderly transition of the Development, Manufacture and Commercialization of the Product to MIST, including (i) assigning or amending as appropriate, upon request of MIST, any agreements or arrangements with Third Party vendors (including distributors) to Develop, Manufacture, supply, promote, distribute, sell or otherwise Commercialize the Product or, to the extent any such Third Party agreement or arrangement is not assignable to MIST, reasonably cooperating with MIST to arrange to continue to provide such services for a reasonable time after termination; (ii) to the extent that Ji Xing or its Affiliate or sublicensee is performing any activities described above in (i), reasonably cooperating with MIST to transfer such activities to MIST or its designee, and continuing to perform such activities on MIST’s behalf for a reasonable time after termination until such transfer is completed (not to exceed [*]); and (iii) providing MIST with reasonable quantities of materials used or generated by Ji Xing, its Affiliates and sublicensees in the Development and Commercialization of the Product in the Territory, such as clinical brochures and promotional materials, or any chemical or biological materials, that were not received from MIST.
(f)Ongoing Clinical Trials.  If at the time of such termination, any Clinical Trials for the Product are being conducted by or on behalf of Ji Xing, its Affiliates or sublicensees, then, at MIST’s election on a trial-by-trial basis and to the extent permissible under Applicable Laws:  (i) Ji Xing shall (and shall cause its Affiliates and sublicensees to) fully cooperate with MIST to transfer the conduct of all such Clinical Trials to MIST, and MIST shall assume any and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

all liability and costs for such Clinical Trials after the effective date of such termination; or (ii) Ji Xing shall (and shall cause its Affiliates and sublicensees to), orderly wind down, in compliance with Applicable Laws, the conduct of any such Clinical Trial which is not assumed by MIST under clause (i).
(g)Return of Confidential Information.  Ji Xing shall (and shall cause its Affiliates and sublicensees to) promptly return or destroy (at MIST’s election) all tangible materials comprising, bearing or containing any Confidential Information of MIST that are in Ji Xing’s or its Affiliates’ or sublicensees’ possession or control.
(h)Termination Press Releases.  Subject to the provisions of Section 10.5, the Parties shall cooperate in good faith to coordinate public disclosure of the termination of this Agreement and the reasons therefor, and neither Party shall, except to the extent required by Applicable Laws, disclose any such information without the prior approval of the other Party.  The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.
(i)Trademarks.  Ji Xing shall (and shall cause its Affiliates and sublicensees to) promptly transfer and assign to MIST all Product Marks (excluding any such mark that includes, in whole or in part, any corporate name or logos of Ji Xing or its Affiliates or sublicensees).
(j)Transition Costs.  MIST will reimburse Ji Xing for the internal and external costs incurred in performing such transition activities or providing such assistance under Sections 13.3(b), 13.3(e), 13.3(f) and 13.3(i), unless this Agreement is terminated by MIST in accordance with Section 13.2(b) or Section 13.2(d) or by Ji Xing in accordance with Section 13.2(a).
(k)Termination by Ji Xing for MIST’s Material Breach.  If this Agreement is terminated by Ji Xing for MIST’s uncured material breach pursuant to Section 13.2(b), without limiting the foregoing, in consideration of Ji Xing’s assignment to MIST all Arising Product IP under this Agreement and Ji Xing’s performance of the assignment, transition, and assistance activities post such termination, on a Product-by-Product and Region-by-Region basis, MIST shall pay to Ji Xing royalties for exploiting the Product in the Territory for [*] starting from the First Commercial Sale of such Product in such Region by or on behalf of MIST, at the applicable royalty rate set forth below:
(i)[*] in a Region in the Territory, if [*];
(ii)[*] in a Region in the Territory, if [*]; and
(iii)[*] in a Region in the Territory, if [*].

The definition of Net Sales and Sections 8.5 through 8.8 (excluding 8.5(a) and 8.5(b)) shall apply mutatis mutandis with respect to the sale of the Product by or on behalf of MIST in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

13.4Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: Article 1 (DEFINITIONS), Article 10 (CONFIDENTIALITY)(for the duration stipulated therein), Article 12 (INDEMNIFICATION) (excluding Section 12.6(Insurance)), Article 14 (DISPUTE RESOLUTION), Article 15 (MISCELLANEOUS) (as applicable, and excluding Section 15.7 (Foreign Corrupt Practices Act Compliance) and Section 15.16 (Further Actions)), Section 6.4 (Audit by Ji Xing)(for the duration stipulated therein), Sections 8.5 (Royalty Payments) through 8.9 (Taxes) (solely with respect to payment obligations accrued prior to such expiration or termination), Section 9.1 (Arising Product IP), Section 11.4 (No Other Warranties), Section 13.1(b) (Term) (solely in the event of expiration), Section 13.3 (Effects of Termination), Section 13.4(Survival), Section 13.5 (Termination Not Sole Remedy).
13.5Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
Article 14
DISPUTE RESOLUTION
14.1Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to, or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.
14.2Internal Resolution.  With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [*] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [*] after such notice is received.
14.3Binding Arbitration.
(a)If the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 14.2, and a Party desires to pursue resolution of the dispute, the dispute shall be submitted by either Party for resolution in arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its arbitration rules and procedures then in effect.
(b)The arbitration shall be conducted by a panel of three arbitrators experienced in the pharmaceutical business.  Within [*] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator (who shall be the chairperson of the arbitration panel) within [*] of their appointment.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by ICC.  If, however, the aggregate award sought by the Parties is less than [*] and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by ICC if the Parties cannot agree).
(c)The seat and location of the arbitration shall be [*], and the language of the proceedings shall be English.  The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 15.6.  The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.
(d)By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award.  Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.
(e)Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator; provided, however, the arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrator.
(f)Notwithstanding anything in this Section 14.3, in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, and such dispute is not resolved in accordance with Section 14.2, such dispute shall not be submitted to an arbitration proceeding in accordance with this Section 14.3, unless otherwise agreed by the Parties in writing, and instead either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.
Article 15
MISCELLANEOUS
15.1Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, epidemic or pandemic, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to mitigate such force majeure circumstances.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

15.2Assignment.
(a)Except as provided in Section 15.2(b) below, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Any attempted assignment not in accordance with the foregoing shall be null and void and of no legal effect.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.
(b)Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.
(c)[*].
15.3Performance by Affiliates.  Each Party may discharge any obligations (other than the payment obligations set forth under Article 8) and exercise any right hereunder through any of its Affiliates, without notice to and without consent from, the other Party, and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
15.4Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
15.5Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to MIST:

Milestone Pharmaceuticals, Inc.
7422 Carmel Executive Drive, Suite 300
Charlotte, NC 28226
Attn: [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

with a copy to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304, USA
Attn:[*]
Fax:[*]

If to Ji Xing:

Ji Xing Pharmaceuticals Limited

c/o RTW Investments, LP

40 10th Avenue, 7th Floor

New York, NY 10014
Attn: [*]
Email:[*]

with a copy to:

Ropes & Gray LLP
36/F, Park Place
1601 Nanjing Road West
Shanghai, The People’s Republic of China
Attn: [*]
Email: [Geoffrey.Lin@ropesgray.com]
Fax: [*]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given (a) when delivered if personally delivered or sent by facsimile on a Business Day; (b) on the second Business Day after dispatch if sent by internationally-recognized overnight courier; or (c) on the fifth Business Day following the date of mailing if sent by mail.

15.6Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.  The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.
15.7Foreign Corrupt Practices Act Compliance.
(a)Compliance with FCPA.  The U.S. government imposes and enforces prohibitions on the payment or transfer of anything of value to governments, government officials, political parties or political party officials (or relatives or associates of such officials) (“FCPA Covered Person”) for the purpose of illegally influencing them, whether directly or indirectly, to obtain or retain business.  This U.S. law is referred to as the Foreign Corrupt Practices Act

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(“FCPA”), and it can have application to conduct of a U.S. corporation’s foreign subsidiaries, employees, agents and distributors.  A summary of the law and related information can be found at http://www.justice.gov/criminal/fraud/fcpa.  By signing this Agreement, Ji Xing represents, warrants and covenants (as applicable) to MIST that:
(i)it is familiar with the provisions and restrictions contained in the OECD Convention and FCPA;
(ii)it shall comply with the FCPA in the Development and Commercialization of the Product under this Agreement;
(iii)it shall not, in the course of its duties under the Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind to any FCPA Covered Person that would or could be construed as an illegal or corrupt practice;
(iv)it is not an FCPA Covered Person or affiliated with any FCPA Covered Person; and
(v)it shall immediately notify MIST of any attempt by any FCPA Covered Person to directly or indirectly solicit, ask for, or attempt to extort anything of value from Ji Xing, its Affiliates or sublicensees, and shall refuse any such solicitation, request or extortionate demand except a facilitating payment as expressly permitted under the FCPA.
(b)Compliance Certificate.  From time to time upon request from MIST, Ji Xing shall submit a compliance certificate in the form reasonably requested by MIST that (i) it fully understands its obligations under this Section 15.7 and any other Applicable Laws mentioned herein or as may come into existence from time to time after the Effective Date; (ii) it has been complying with this Section 15.7 and any other Applicable Laws mentioned herein or as may come into existence from time to time after the Effective Date; and (iii) it shall continue to comply with this Section 15.7 and any other Applicable Laws mentioned herein or as may come into existence from time to time after the Effective Date.
(c)No Action.  In no event shall any Party be obligated under the Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause it to be in violation of any Applicable Laws, including the anti-bribery laws referenced in this Section 15.7.
(d)Due Diligence.  MIST shall have the right to visit the offices of Ji Xing from time to time during the term of the Agreement on an “as needed” basis and conduct due diligence in relation to Ji Xing’s business related to performance of its obligations under this Section 15.7 and may do so in the way it deems necessary, appropriate or desirable so as to ensure that Ji Xing complies with this Section 15.7 and any other Applicable Laws in its business operations.  Ji Xing shall make every effort to cooperate fully with MIST in any such due diligence.
(e)Audit.  In the event that MIST has reason to believe that a breach of any obligation of Ji Xing under this Section 15.7 has occurred or may occur, MIST shall have the right

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

to select an independent third party to conduct an audit of Ji Xing and review relevant books and records of Ji Xing, to satisfy itself that no breach has occurred.  Unless otherwise required under Applicable Laws or by order of a competent court or regulatory authority, MIST shall ensure that the selected independent third party shall keep confidential all audited matters and the results of the audit.  MIST shall not disclose to the U.S. or foreign government, its agencies and/or any other government or non-government party, information relating to a possible violation by Ji Xing of any Applicable Law, including a violation of the FCPA or any other applicable anti-bribery law, unless MIST is required to do so under Applicable Laws.
15.8Entire Agreement; Amendments.  The Agreement, together with the Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof.  All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement.  Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
15.9Headings.  The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.
15.10Independent Contractors.  It is expressly agreed that MIST and Ji Xing shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither MIST nor Ji Xing shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
15.11Waiver.  The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
15.12Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
15.13Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
15.14Business Day Requirements.  In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

15.15Translations.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties.  All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language.  If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.
15.16Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.17Construction.  Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”
15.18Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

{Signature Page Follows}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

In Witness Whereof, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.

Milestone Pharmaceuticals, Inc.	Ji Xing Pharmaceuticals Limited

By:  By:

Name:  Name:

Title:  Title:

Date:  Date:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

List of Exhibits

Exhibit A:Compound and Device

Exhibit B:Existing Licensed Patents

Exhibit C:Initial Development Plan

Exhibit D:Technology Transfer Plan

Exhibit E:Securities Purchase Agreement

Exhibit F:Joint Press Release

Schedule 2.8:Approved Subcontractors

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit A

Compound and Device

Compound Description

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential

Exhibit B

Existing Licensed Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential

Exhibit C
Initial Development Plan

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential

Exhibit D
Technology Transfer Plan

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential

Exhibit E

Securities Purchase Agreement

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential

Exhibit F

Press Release

Milestone Pharmaceuticals Announces Exclusive License Agreement with Ji Xing Pharmaceuticals to Develop and Commercialize Etripamil for PSVT in Greater China

- Ji Xing Pharmaceuticals to develop and commercialize etripamil for patients with PSVT in Greater China -

- Milestone to receive a $15 million upfront cash payment and a $5 million equity investment by RTW Investments, LP -

Montreal and Charlotte, N.C., May 17, 2021 -- Milestone Pharmaceuticals Inc. (Nasdaq: MIST), a biopharmaceutical company focused on the development and commercialization of innovative cardiovascular medicines, today announced an exclusive license and collaboration agreement with Ji Xing Pharmaceuticals (Ji Xing) to develop and, if approved, commercialize the investigational drug etripamil in patients with paroxysmal supraventricular tachycardia (PSVT) and additional cardiovascular conditions in Greater China.  Ji Xing is a biotechnology company headquartered in Shanghai and backed by RTW Investments, LP (RTW) focused on advancing innovative medicines in China.

“This agreement marks an important step toward realizing our vision for etripamil to benefit patients living with PSVT globally while strengthening our balance sheet and executional capabilities through partnership,” said Joseph Oliveto, President and Chief Executive Officer of Milestone Pharmaceuticals. “We look forward to partnering with the talented team at Ji Xing to develop and commercialize this promising therapy in the licensed regions.”

“Etripamil has the potential to change the treatment paradigm for PSVT and could serve as a meaningful new therapeutic option for patients,” said Peter Fong, Chief Executive Officer of Ji Xing and Head of Company Creation at RTW. “We are delighted to expand Ji Xing’s cardiovascular focus by partnering with Milestone and look forward to unlocking the full therapeutic potential of etripamil for patients with PSVT in China.”

Under the terms of the agreement, Milestone will grant Ji Xing an exclusive license to develop and, if regulatory approval is obtained, commercialize etripamil in patients with PSVT in Greater China. Milestone will receive an upfront cash payment consisting of $15 million and a $5 million equity investment by RTW. In addition, Milestone is eligible to receive up to $107.5 million in milestone payments and royalties on future sales of etripamil in Greater China. Milestone will supply etripamil and delivery devices to Ji Xing. Ji Xing will be responsible for development and commercialization costs in Greater China.

About Paroxysmal Supraventricular Tachycardia

Paroxysmal supraventricular tachycardia (PSVT) is a rapid heart rate condition characterized by intermittent episodes of supraventricular tachycardia (SVT) that start and stop suddenly and without warning that affects approximately two million Americans. Episodes of SVT are often associated with symptoms including palpitations, sweating, chest pressure or pain, shortness of breath, sudden onset of fatigue, lightheadedness or dizziness, fainting, and anxiety. Certain calcium channel blockers have long been approved for the treatment of PSVT as well as other cardiac conditions. However, calcium channel blockers approved for the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential termination of SVT episodes must be administered intravenously under medical supervision, usually in an emergency department or other acute care setting.

About Etripamil

Etripamil, Milestone's lead investigational product, is a novel calcium channel blocker designed to be a rapid-response therapy for episodic cardiovascular conditions. As a nasal spray that is self-administered by the patient, etripamil has the potential to shift the current treatment experience for many patients from the emergency department to the at-home setting. Milestone is conducting a comprehensive development program for etripamil, with Phase 3 trials ongoing in paroxysmal supraventricular tachycardia (PSVT) and a Phase 2 proof-of-concept trial is now underway in patients with atrial fibrillation and rapid ventricular rate (AFib-RVR).

About Ji Xing Pharmaceuticals

Backed by RTW Investments, LP, Ji Xing is a privately held, leading biotechnology company headquartered in Shanghai committed to bringing innovative science and medicines to underserved Chinese patients with serious and life-threatening diseases.

About RTW Investments

RTW Investments, LP (“RTW”) is a New York-based, global, full life-cycle investment firm that focuses on identifying transformational and disruptive innovations across the biopharmaceutical and medical technologies sectors. As a leading partner of industry and academia, RTW combines deep scientific expertise with a solution-oriented investment approach to support emerging medical therapies and the companies and/or academics developing them.

For further information about RTW, please visit www.RTWfunds.com.

About Milestone Pharmaceuticals

Milestone Pharmaceuticals Inc. (Nasdaq: MIST), is a biopharmaceutical company focused on the development and commercialization of innovative cardiovascular medicines. Milestone’s lead product candidate etripamil is currently in a Phase 3 clinical-stage program for the treatment of paroxysmal supraventricular tachycardia (PSVT) and in a Phase 2 proof-of-concept trial for the treatment of patients with atrial fibrillation and rapid ventricular rate (AFib-RVR). Milestone Pharmaceuticals operates in Canada and the United States. For more information, visit www.milestonepharma.com and follow the Company on Twitter at @MilestonePharma.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," “potential,” "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Milestone's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding the potential of etripamil as a promising therapy for PSVT

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential patients, and Milestone’s and Ji Xing’s intention and ability to develop and commercialize etripamil in China.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risks inherent in biopharmaceutical product development and clinical trials, including the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation, enrollment, completion and evaluation of clinical trials, and whether the clinical trials will validate the safety and efficacy of etripamil for PSVT or other indications, among others, as well as risks related to pandemics and public health emergencies, including those related to COVID-19, and risks related the sufficiency of Milestone’s capital resources and its ability to raise additional capital. These and other risks are set forth in Milestone's filings with the U.S. Securities and Exchange Commission, including in its quarterly report on Form 10-K for the year ended December 31, 2020, under the caption "Risk Factors." Except as required by law, Milestone assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

David Pitts
Argot Partners
212-600-1902
david@argotpartners.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential

Schedule 2.8

Approved Subcontractors

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential